Exhibit 10.2

Oncor Electric Delivery Company LLC

March 8, 2018

PERSONAL AND CONFIDENTIAL

[Name]

[Address]

Dear [Name]:

1.    Introduction. Oncor Electric Delivery Company LLC (“Oncor”) is pleased to offer you this “Letter Agreement” in connection with the consummation of the transactions (the “Merger”) described in that certain Agreement and Plan of Merger by and among Sempra Energy, Power Play Merger Sub I, Inc., Energy Future Intermediate Holding Company LLC, and Energy Future Holdings Corp., dated as of August 21, 2017 (the “Merger Agreement”). As you know, Oncor, Oncor Electric Delivery Holdings Company LLC, Sempra Energy, and Power Play Merger Sub I, Inc. previously entered into an agreement, dated as of August 25, 2017, pursuant to which, among other things, Sempra Energy agreed to pay certain benefits in the event of your retirement or termination of employment based on the terms contained in that agreement (the “Sempra Agreement”).

2.    Effect of the Merger. This Letter Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Letter Agreement to the contrary, this Letter Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the occurrence of the “Closing” (as defined in the Merger Agreement). Notwithstanding any provision in this Letter Agreement to the contrary, if the Merger Agreement is terminated (with the effect that the Closing will not occur), this Letter Agreement will immediately terminate and you will not be entitled to any payments or benefits hereunder.

3.    Retirement and/or Termination of Employment Benefits. Based upon the Sempra Agreement, Oncor hereby acknowledges and agrees that if you terminate employment with Oncor at any time during the period beginning on the Closing Date (as defined in the Merger Agreement) and ending [three (3) months] [twenty-four (24) months]1 following the Closing Date (the “Protection Period”) for any reason other than a termination for “Cause” (as defined in the applicable Plan (as defined below) or any similar variation or derivative of the same term used therein), Oncor will pay to you, and seek reimbursement from Sempra Energy pursuant to the Sempra Agreement, any and all benefits including change in control benefits to which you would be entitled under each employee benefit plan of Oncor in which you participate immediately prior to the Closing (collectively, the “Plans,” individually, a “Plan”) that are

[1]	The time period will be twenty-four (24) months for David M. Davis and three (3) months for the other executive officers that execute a Letter Agreement.

payable under the terms of the Plan upon whichever of the following types of termination events that would result in payment of the most favorable benefits to you (without duplication of benefits): (a) a resignation for “Good Reason” (as defined in the applicable Plan or any similar variation or derivative of the same term used therein), (b) a termination without “Cause” (as defined in the applicable Plan or any similar variation or derivative of the same term used therein), or (c) your “Retirement” (as defined in the applicable Plan or any similar variation or derivative of the same term used therein). If your termination of employment during the Protection Period is due to death, the benefits that become payable to you pursuant to the preceding sentence shall be paid to your designated beneficiary or estate, as applicable. The benefits payable under each Plan shall be paid at the time and in the form provided in each Plan.

4.    Termination of Employment After the Protection Period. If you remain employed at the end of the Protection Period, you will continue to be covered by the Plans in accordance with the terms of such Plans as if this Letter Agreement was never in force.

5.    Tax Withholding. Oncor shall withhold from all amounts payable hereunder all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

6.    Code Section 409A.

(a)	Specified Employees. Notwithstanding anything in this Letter Agreement to the contrary, in the event that you are deemed to be a “specified employee” on the date your employment with Oncor terminates, determined pursuant to an identification methodology adopted by Oncor in compliance with Internal Revenue Code (the “Code”) Section 409A, and if any portion of the payments or benefits to be received by you upon separation from service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Letter Agreement or the applicable Plan during the six (6) month period immediately following the date of your termination of employment and benefits that would otherwise be provided pursuant to this Letter Agreement or the applicable Plan during the six (6) month period immediately following the date of your termination of employment will instead be paid or made available on the earlier of (i) within ten (10) days following the first business day of the seventh month after the date of your termination of employment, provided that you shall not have the right to designate the payment date or (ii) your death.

(b)	General. The parties intend for this Letter Agreement to either comply with, or be exempt from, Code Section 409A, and all provisions of this Letter Agreement will be interpreted and applied accordingly. Each payment under this Letter Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.

7.    Legal Fees and Expenses. Oncor will pay all reasonable legal fees, costs of litigation, prejudgment interest and other expenses which are incurred in good faith by you as a result of Oncor’s refusal to provide any amounts or benefits to which you become entitled under this Letter Agreement, or as a result of Oncor (or any third party’s) contesting the validity, enforceability, or interpretation of this Letter Agreement with respect to the amounts or benefits to which you become entitled under this Letter Agreement, or as a result of any conflict between the parties pertaining to the amounts or benefits to which you become entitled under this Letter Agreement. If such fees and expenses are initially paid by you, subject to Section 6(a) of this Letter Agreement, Oncor will reimburse you the full amount of such fees and expenses after receipt from you of reasonable evidence of payment; provided, however, that any such reimbursement will be made no later than December 31 of the year following the year in which you incur the fees and expenses. In no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed in any other taxable year.

8.    Applicable Law. The laws of Texas shall be the controlling law in all matters relating to this Letter Agreement, without giving effect to principles of conflicts of laws. Oncor shall apply and administer this Letter Agreement in a manner such that the Employee Retirement Income Security Act of 1974, as amended, does not apply to this Letter Agreement.

9.    Amendments. This Letter Agreement may only be amended if agreed to in writing by you and Oncor. Further, during the Protection Period, Oncor shall not modify or amend any Plan in any way that may be disfavorable to you unless such modification or waiver is agreed to in writing by you.

10.    Complete Agreement. This Letter Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, however, the parties agree that except as expressly set forth herein, nothing in this Letter Agreement supersedes, preempts or amends any Plan.

11.    Counterparts. This Letter Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

Please be aware that this Letter Agreement does not constitute an offer or guarantee of employment with Oncor. Please indicate your agreement to the terms set forth herein by executing this Letter Agreement in the space provided below.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

I hereby agree to the terms of this Letter Agreement.

By:
[Name]

Date:

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